Exhibit 99.1

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Mike Smith Appointed Independent Director

Bolingbrook, IL – September 19, 2019 – Ulta Beauty, Inc. (NASDAQ:ULTA) today announced that Mike Smith,  President and Chief Operating Officer of Stitch Fix, Inc. (NASDAQ: SFIX),  has been appointed to its Board of Directors effective September 18, 2019.

Mr.  Smith joins the Ulta Beauty board with more than 27 years of professional experience in the financial services, technology and retail industries. Mike is the President & Chief Operating Officer at Stitch Fix, overseeing operations, styling and client experience, and merchandising. Previously, Mike was COO at Walmart.com where he oversaw all operations for a $5 billion division.  Prior to Walmart, Mike worked in business and corporate development in software and consumer internet. He holds a B.A. from the University of Virginia and an M.B.A. from the Haas School at University of California, Berkeley.

Mr.  Smith currently serves as a member of the Board of Directors of Herman Miller, Inc. and is a member of its Audit Committee.

“We are delighted to welcome Mike Smith to Ulta Beauty’s Board of Directors,” said Mary Dillon, Chief Executive Officer. “Mike’s deep retail experience and strong understanding of data analytics and logistics through a customer-centric lens will be of great value to Ulta Beauty as we continue execute our strategies to drive long-term shareholder value.”

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of August 3, 2019, Ulta Beauty operates 1,213 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Karen May

Director, Public Relations

(630) 410-5457